ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES STOCK NEWS:
8.25% SERIES A PREFERRED STOCK — FULL REDEMPTION; 7.875% SERIES B PREFERRED STOCK — 100,307 SHARES ISSUED; 9,000,000 SHARE ATM; 2,500,000 SHARE DRIP; COMMON STOCK — EXPECTED JULY 2019 $0.17 PER SHARE DIVIDEND RATE; 375,000 COMMON SHARES REPURCHASED

VERO BEACH, Florida – June 24, 2019 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) announced today that it intends to redeem all 2,180,572 issued and outstanding shares of its 8.25% Series A Cumulative Redeemable Preferred Stock (NYSE: ARR PrA, CUSIP 042315309, the “Series A Preferred”) on July 26, 2019, at a price of $25.00 per share. Written notice of the redemption will be mailed on or about June 25, 2019, to holders of record as of June 14, 2019. The notice of redemption will also be filed with the Securities and Exchange Commission (“SEC”) and be available for free by visiting EDGAR on the SEC website, www.sec.gov, or by visiting the Company’s website, www.armourreit.com. Pursuant to the terms of the Series A Preferred, Series A Preferred holders of record on July 15, 2019, will be entitled to receive the full monthly dividend for July, which will be the final dividend and will be paid in the regular course of business on July 29, 2019. The office of the registrar, transfer agent, redemption agent and disbursing agent for the Series A Preferred is as follows: Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004, Attn: Reorg. Department. For questions regarding the redemption notice, please contact Continental Stock Transfer & Trust Company by telephone at 800-509-5586.
The Company’s outstanding 7.875% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”) has not been called for redemption. The Series B Preferred has essentially the same terms and conditions as the Series A Preferred, other than the dividend rate. The Company also announced today that it ended its Series B Preferred at-the-market offering program of up to 2,000,000 shares established on August 30, 2017 (the “2017 Series B ATM”), and authorized a new Series B Preferred at-the-market offering program of up to 9,000,000 shares (the “2019 Series B ATM”) available for sale. The prospectus relating to the 2019 Series B ATM will be filed with the SEC and be available for free by visiting EDGAR on the SEC website, www.sec.gov, or by visiting the Company’s website, www.armourreit.com. As of June 21, 2019, there were 6,469,576 total shares of Series B Preferred issued and outstanding following sales of 819,576 total shares pursuant to the 2017 Series B ATM, including 100,307 shares under the program since June 6, 2019.

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ARMOUR Residential REIT, Inc. Announces Stock News: 8.25% Series A Preferred Stock — Full Redemption; 7.875% Series B Preferred Stock — 100,307 Shares Issued; 9,000,000 Share ATM; 2,500,000 Share DRIP; Common Stock — Expected July 2019 $0.17 Per Share Dividend Rate; 375,000 Shares Repurchased

The Company also announced today that it has authorized a new Dividend Reinvestment & Stock Purchase Plan (the “Series B DRIP”) covering up to 2,500,000 shares of its Series B Preferred. This program is available for new investors to establish a position in the Company’s Series B Preferred, in addition to providing existing holders of Series B Preferred the opportunity to reinvest dividends into additional shares of Series B Preferred and otherwise purchase additional shares of Series B Preferred. Information regarding the Series B DRIP, including the related prospectus to be filed with the SEC, will be available for free by visiting EDGAR on the SEC website, www.sec.gov, or by visiting the Company’s website, www.armourreit.com.
The Company also announced today the expected July 2019 cash dividend rate for the Company’s Common Stock of $0.17 per common share with an anticipated record date of July 15, 2019, and anticipated payment date of July 29, 2019.
On June 4, 2019, the Company announced it was increasing its stock repurchase program up to an aggregate of 9,000,000 shares of the Company’s outstanding common stock. Since that date, the Company has repurchased 375,000 shares in open market transactions.
A registration statement relating to the Series B Preferred has been filed with the SEC and became effective automatically upon filing. Any offering shall be made by means of a prospectus supplement and an accompanying base prospectus. Before investing in shares of the Series B Preferred, prospective investors should read the applicable prospectus supplement and the accompanying base prospectus and other documents ARMOUR has filed with the SEC for more complete information about the Company and the Series B Preferred. These documents are available for free by visiting EDGAR on the SEC website, www.sec.gov.
This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

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ARMOUR Residential REIT, Inc. Announces Stock News: 8.25% Series A Preferred Stock — Full Redemption; 7.875% Series B Preferred Stock — 100,307 Shares Issued; 9,000,000 Share ATM; 2,500,000 Share DRIP; Common Stock — Expected July 2019 $0.17 Per Share Dividend Rate; 375,000 Shares Repurchased

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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